Exhibit (a)(1)(xi)


                           FREQUENTLY ASKED QUESTIONS

                           ABOUT NETRO'S TENDER OFFER

     We are providing this list of frequently asked questions for your convenience. You should realize that these questions and answers do not describe all of the details of the tender offer to the same extent described in the Offer to Purchase dated July 19, 2002. We urge you to read the entire Offer to Purchase and related letter of transmittal because they contain the full details of the tender offer. When appropriate, we have included references to the Sections of the Offer to Purchase where you will find a more complete discussion. The Offer to Purchase and the other documents filed by Netro with the Securities and Exchange Commission ("SEC") can be found on the SEC website at:

            http://www.sec.gov/edgar/searchedgar/companysearch.html.

Who is offering to purchase my
shares?..........................     Netro Corporation is offering to purchase
                                      your shares of Netro common stock, par
                                      value $0.001 per share, and the
                                      associated preferred stock purchase
                                      rights.

What will the purchase price for
the shares be?...................     We will determine the purchase price that
                                      we will pay per share as promptly as
                                      practicable after the tender offer
                                      expires. The purchase price will be the
                                      lowest price at which, based on the
                                      number of shares tendered and the prices specified by the tendering stockholders, we can purchase 23,000,000 shares, or such lesser number of shares tendered if fewer than 23,000,000 shares are properly tendered. The purchase price will not be greater than $4.00 nor less than $3.50 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered below the purchase price. See
                                      Section 1 of the Offer to Purchase.

                                      WE PROVIDE THE FOLLOWING EXAMPLES FOR
                                      ILLUSTRATIVE AND EXPLANATORY PURPOSES
                                      ONLY. THESE EXAMPLES ARE NOT INTENDED TO
                                      BE INTERPRETED AS ADVICE AS TO HOW OR
                                      WHETHER YOU SHOULD TENDER YOUR SHARES.
                                      NEITHER WE NOR OUR BOARD OF DIRECTORS NOR
                                      THE DEALER MANAGER MAKES ANY
                                      RECOMMENDATION TO YOU AS TO WHETHER YOU
                                      SHOULD TENDER OR REFRAIN FROM TENDERING
                                      YOUR SHARES OR AS TO THE PURCHASE PRICE
                                      OR PURCHASE PRICES AT WHICH YOU MAY
                                      CHOOSE TO TENDER YOUR SHARES.

                                      Example 1

                                      Company X offers to purchase 100 million of its shares in a Dutch auction at prices no higher than $5.00 and no less than $1.00 per share. Four stockholders tender shares as indicated below:

                                        Stockholder 1:    40 million shares at $1.00;
                                        Stockholder 2:    40 million shares at $2.00;
                                        Stockholder 3:    30 million shares at $3.00; and
                                        Stockholder 4:    10 million shares at $4.00.

                                      Given these shares tendered, Company X
                                      would purchase 100 million


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                                      shares at $3.00/share. $3.00 is the
                                      lowest price at which Company X can
                                      purchase 100 million shares since it must pay the same price to all selling stockholders. Of the 110 million shares tendered at $3.00 or less, however, 10 million shares will not be purchased. Therefore, ALL tendering and accepted stockholders will be prorated. Due to proration, Stockholder 1 will have approximately 36.4 million shares purchased, Stockholder 2 will have approximately 36.4 million shares purchased and Stockholder 3 will have approximately 27.3 million shares purchased. Stockholder 4 will have no shares purchased, because his bid of $4.00 was higher than the purchase price ultimately determined in the Dutch auction.

                                      Example 2

                                      Company Y offers to purchase 100 million of its shares in a Dutch auction at prices no higher than $5.00 and no less than $1.00 per share. Four stockholders tender shares as follows:

                                        Stockholder 1:    20 million shares at $1.00;
                                        Stockholder 2:    50 million shares at $2.00
                                        Stockholder 3:    10 million shares at $3.00; and
                                        Stockholder 4:    10 million shares at $4.00.

                                      Given these shares tendered, Company Y
                                      would purchase 90 million shares from
                                      Stockholders 1, 2, 3 and 4 at
                                      $4.00/share. Since only 90 million shares were tendered, the Company would purchase all 90 million tendered shares at $4.00/share, the price at which it could purchase the number of shares closest to the number it offered to purchase (in this case 100 million). Because Company Y is obligated by law to purchase all shares at the same price, Stockholders 1, 2 and 3 would also receive $4.00/share for each of their tendered shares.

How do I indicate the price at
which I tender my shares?......       1.     By choosing a price between $3.50
                                             and $4.00 and checking ONE of the
                                             corresponding boxes listed under
                                             "Shares Tendered at Price
                                             Determined by Stockholder" in the
                                             letter of transmittal;

                                      OR

                                      2.     by checking the box listed under
                                             the heading "Shares Tendered at
                                             Price Determined Under the Tender
                                             Offer" in the letter of
                                             transmittal.  If you check this
                                             box and Netro in fact purchases
                                             shares pursuant to the tender
                                             offer, you will have at least a
                                             prorated portion of the shares you
                                             tender purchased by Netro at the
                                             the price determined under the
                                             tender offer and paid to all other
                                             tendering stockholders.  Note,
                                             however, that choosing this option
                                             could result in you receiving a
                                             price per share as low as $3.50.

                                      Before tendering your shares at any
                                      price, please carefully read the Offer to Purchase and the Letter of Transmittal. Any questions you have


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                                      regarding the Offer to Purchase or the
                                      Letter of Transmittal should be directed to either the information agent or the dealer manager at the telephone numbers listed below.

How many shares will Netro
purchase?........................     We will purchase 23,000,000 shares in the
                                      tender offer, or such lesser number of
                                      shares tendered if fewer than 23,000,000 shares are properly tendered. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares and could decide to purchase more shares subject to applicable legal requirements. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase.
                                      These rights were issued under the
                                      Amended and Restated Rights Agreement,
                                      dated as of January 14, 2002, as amended, between Netro and American Stock Transfer
                                      & Trust Company as rights agent. No
                                      additional consideration will be paid for the preferred stock purchase rights. See
                                      Section 1 of the Offer to Purchase. The
                                      tender offer is not conditioned on any
                                      minimum number of shares being tendered.
                                      See Section 6 of the Offer to Purchase.

When will Netro pay for the shares
I tender?........................     We will pay the purchase price, net in
                                      cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5 of the Offer to Purchase.

How will Netro pay for the shares?    We anticipate that we will purchase
                                      shares tendered in the offer from
                                      available cash. The tender offer is not
                                      subject to the receipt of financing. See
                                      Section 8 of the Offer to Purchase.
Has Netro or its Board of Directors
adopted a position on the tender
offer?...........................     Our Board of Directors has approved the
                                      tender offer. However, neither we nor our Board of Directors nor the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer;
                                      however, certain affiliates of our
                                      directors, including AT&T Wireless
                                      Services, Inc. and an adult son of Gideon
                                      Ben-Efraim, may elect to tender some or
                                      all of their shares in the tender offer.
                                      See Section 10 of the Offer to Purchase.

When does the tender offer
expire; can the tender offer be
extended?........................     You may tender your shares until the
                                      tender offer expires. The tender offer
                                      will expire on Friday, August 16, 2002,
                                      at 5:00 p.m., New York City time, unless we extend it. See Section 1 of the Offer to Purchase. We may choose to extend the tender offer for any reason. See Section 14 of the Offer to Purchase.

How will I be notified if Netro
extends the tender offer?........     We will issue a press release by 9:00
                                      a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14 of the Offer to Purchase. We cannot assure you that the offer will be extended or, if extended, for how long.

How much cash will Netro
have left for open market
repurchases following the
expiration of the tender offer?..     The board of directors has authorized
                                      $100 million to be used to repurchase
                                      shares. This $100 million comprises the
                                      total amount that will be used to make
                                      repurchases in the tender offer and in
                                      open market repurchases following the
                                      expiration of the tender offer. Any funds remaining out of the $100 million after completion of the tender offer may be used for open market purchases.

                                      While Netro's board of directors has
                                      authorized management to make open market repurchases following the expiration of the tender offer, Netro makes no guarantee that such repurchases will be made. If Netro does make open market repurchases following the expiration of the tender offer, the total amount available to be used in such repurchases will vary depending upon the purchase price and amount of stock that is purchased in the tender offer itself.

                                      Netro will not make any open market
                                      repurchases following the expiration of
                                      the tender offer in the event that such
                                      repurchases would have a reasonable
                                      likelihood of either (1) causing the
                                      shares to be held of record by less than 300 persons; or (2) causing the shares to be delisted from Nasdaq or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No open market repurchases will be made, if at all, until the expiration of ten business days from the expiration date of the tender offer. Such repurchases will be made at management's discretion and on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this tender offer. See Sections 2 and 6 of the Offer to Purchase.

What is the purpose of the
offer?...........................     Netro believes that a stock repurchase
                                      represents an efficient means to provide value to its stockholders. See Section 2 of the Offer to Purchase.

Are there any conditions to the
tender offer?....................     Yes. The tender offer is subject to
                                      conditions such as the absence of court
                                      and governmental action prohibiting the
                                      tender offer, changes in general market
                                      conditions or our business that, in our
                                      judgment, is or may be materially adverse to us and circumstances that would cause
                                      Netro's shares either (1) to be held of
                                      record by less than 300 persons; or (2)
                                      to not continue to be eligible to be
                                      listed on Nasdaq. See Section 6 of the
                                      Offer to Purchase.

Following the offer, will Netro
continue as a public
Company?.........................     The completion of the offer in accordance
                                      with its conditions should not cause
                                      Netro to be delisted from Nasdaq or to
                                      stop being subject to the periodic
                                      reporting requirements of the Exchange
                                      Act. It is a condition of our obligation to purchase shares pursuant to the offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on Nasdaq. See Section 6 of the Offer to Purchase.

How do I tender my shares?.......     To tender your shares, prior to 5:00
                                      p.m., New York City time, on Friday,
                                      August 16, 2002, unless the offer is
                                      extended:

                                      o  you must deliver your share
                                         certificate(s) and a properly
                                         completed and duly executed letter
                                         of transmittal to the depositary at
                                         the address appearing on the back
                                         cover page of this document; or

                                      o  the depositary must receive a
                                         confirmation of receipt of your shares
                                         by book-entry transfer and a properly
                                         completed and duly executed letter of
                                         transmittal; or

                                      o  you must comply with the guaranteed
                                         delivery procedure.

                                      Contact the information agent or the
                                      dealer manager for assistance. See
                                      Section 3 of the Offer to Purchase and
                                      the instructions to the letter of
                                      transmittal.

Once I have tendered shares in the
tender offer, can I withdraw my
tender?..........................     You may withdraw any shares you have
                                      tendered at any time before 5:00 p.m.,
                                      New York City time, on Friday, August 16,
                                      2002, unless we extend the tender offer.
                                      If we have not accepted for payment the
                                      shares you have tendered to us, you may
                                      also withdraw your shares after 12:00
                                      Midnight, New York City time, on Friday,
                                      September 13, 2002. See Section 4 of the
                                      Offer to Purchase.

How do I withdraw shares I
previously tendered?.............     You must deliver on a timely basis a
                                      written, telegraphic or facsimile notice of your withdrawal to the depositary at the address below. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section
                                      3 of the Offer to Purchase. See Section 4 of the Offer to Purchase.

Will I have to pay brokerage
commissions if I tender my
shares?..........................     If you are a registered stockholder and
                                      you tender your shares directly to the
                                      depositary, you will not incur any
                                      brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable.
                                      See Section 2 of the Offer to Purchase.


What are the United States
federal income tax
consequences if I tender my
shares?..........................     Generally, you will be subject to United
                                      States federal income taxation when you
                                      receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from Netro. See Section
                                      13 of the Offer to Purchase.

Will I have to pay stock
transfer tax if I tender my
shares?..........................     If you instruct the depositary in the
                                      letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5 of the Offer to Purchase.

Who is the depositary for this
tender offer? ...................     American Stock Transfer & Trust Company
                                                  59 Maiden Lane
                                             New York, New York 10038

                                             By Facsimile Transmission:
                                          (for eligible institutions only)
                                                  (718) 234-5001

                                              For Confirmation Call:
                                                  (718) 921-8200

Who can I talk to if I have
questions?.......................     The information agent and the dealer
                                      manager can help answer your questions.
                                      The information agent is Georgeson
                                      Shareholder Communications Inc. and the
                                      dealer manager is Goldman, Sachs & Co.
                                      Their contact information is:

                                Georgeson Shareholder Communications Inc.
                                       17 State Street, 10th Floor
                                        New York, New York 10004
                          Banks and Brokerage Firms Please Call: (212) 440-9800
                                All Others Call Toll Free: (866) 367-5514

                                          Goldman, Sachs & Co.
                                             85 Broad Street
                                        New York, New York 10004
                                      (212) 902-1000 (Call Collect)
                                     (800) 323-5678 (Call Toll Free)